EXHIBIT 99.1

Anavex Life Sciences Reports

Fiscal 2026 First Quarter Financial Results and Provides Business Update

Company to host a webcast today at 8:30 am Eastern Time

NEW YORK – February 9, 2026 – Anavex Life Sciences Corp. (“Anavex” or the “Company”) (Nasdaq: AVXL), a clinical-stage biopharmaceutical company focused on developing innovative treatments for Alzheimer’s disease, Parkinson’s disease, schizophrenia, neurodevelopmental, neurodegenerative, and rare diseases, including Rett syndrome, and other central nervous system (CNS) disorders, today reported financial results for its first quarter of fiscal 2026.

“As we have entered 2026, we continue to progress our innovative clinical pipeline with particular focus on our lead candidate, oral blarcamesine in early Alzheimer’s disease. Based on our commitment to improving the lives of patients with neurological disorders, we remain excited about the therapeutic potential of oral blarcamesine. We look forward to working with the regulatory agencies in Europe and the U.S. to advance oral blarcamesine as a potential new treatment option for patients.” said Christopher U. Missling, PhD, President and CEO of Anavex. “An estimated 7.2 million people in the U.S. and 7 million in Europe are living with Alzheimer’s disease. Our mission is to develop targeted, orally delivered therapies aimed at a range of CNS related diseases, and specifically early-stage Alzheimer’s, where intervention may have the greatest impact.”

Expected Development Milestones:

●	Update on regulatory pathway for blarcamesine in early Alzheimer’s disease

●	Progress on clinical development program in Parkinson’s disease through targeted approach, potentially addressing the highest disease burden in Parkinson’s disease

●	Regulatory and clinical trial update for blarcamesine in Parkinson’s disease

●	Regulatory and clinical trial update for blarcamesine in Rett syndrome

●	Fragile X development update: Design of Phase 2/3 clinical trial

●	Advancing ANAVEX®3-71 towards pivotal clinical studies for the treatment of schizophrenia related disorders

●	Progressing collaborative initiatives and strategic partnership activities

●	New scientific findings to be presented at upcoming conferences or publications:

o	Oral Presentation at 16th Intrinsic Capacity, Frailty and Sarcopenia Research Conference for Healthy Longevity (ICFSR26), to be held on March 10-12, 2026 at Johns Hopkins University Bloomberg Center Washington, D.C.: “Exploring Treatment for Older Adults with Pre-Frailty to Mitigate Cognitive and Physical Decline Targeting Autophagy with Oral Blarcamesine”

o	Clinical relationship with biomarker: Correlation between clinical endpoints and reduced brain region atrophy with blarcamesine in early Alzheimer’s disease

o	Publication Alzheimer’s disease: Precision Medicine ABCLEAR populations of the ANAVEX®2-73-AD-004 Phase 2b/3 trial

o	Publication Alzheimer’s disease: Precision Medicine gene, COL24A1, with estimated >70% prevalence in the early AD population has the potential to establish effective treatment of early Alzheimer’s disease through effectiveness of autophagy-enhancing blarcamesine

o	Publication Fragile X: Blarcamesine corrects EEG biomarkers of cortical dysfunction in a mouse model of fragile X syndrome

Recent Corporate Developments:

●	On January 13, 2026, Anavex announced its participation as a key industry partner in ACCESS-AD, a major new European initiative designed to accelerate the adoption of innovative diagnostic and therapeutic approaches for Alzheimer’s disease across real-world clinical settings. The multi-year program is funded by the European Commission’s Innovative Health Initiative (IHI) and unites leading academic centers, technology developers, industry innovators and patient organizations to strengthen equitable access to timely and effective Alzheimer’s disease care.

●	On January 8, 2026, Anavex announced the appointment of Wolfgang Liedtke, MD PhD, as Senior Vice President, Global Head of Neurology. Dr. Liedtke is a board-certified neurologist, who brings more than 25 years of extensive experience in developing and delivering innovative medicines in a broad range of CNS diseases, including genetic medicines and global therapeutic development. Most recently he was Chair of Neurology at Regeneron, where he oversaw the integration of discovery into 45 clinical trials (14 Phase 3 studies).

●	On January 6, 2026, Anavex announced feedback from the FDA Type C meeting, in which the FDA shared their interest and collaborative approach to Anavex’ development plans. The meeting discussed the potential pathways to support an NDA (New Drug Application) for the treatment of Alzheimer’s disease. In order to move forward, existing data from the Phase IIb/III ANAVEX2-73-AD-004 program requested by the Agency will be submitted.

●	On December 12, 2025, Anavex provided an update on the regulatory review in the EU for blarcamesine to treat early Alzheimer’s disease. The CHMP has adopted a negative opinion on the marketing authorisation application for blarcamesine and, on December 18, 2025, Anavex announced it had requested the EMA to re-examine its opinion. Anavex intends to work closely with the EMA during the process, which is led by a different rapporteur and co-rapporteur.

●	On November 26, 2025, Anavex announced the presentations at the 18th Clinical Trials on Alzheimer’s Disease (CTAD) Conference in San Diego, CA. The oral late breaking communication: ‘Oral Blarcamesine Phase IIb/III Trial Confirms Identified Precision Medicine Patient Population – Significant Broad Clinical and Quality of Life Improvements for Early Alzheimer’s Disease Patients’, and two poster presentations, titled: ‘Oral Blarcamesine Comparison to Normal Cognitive Aging: Demonstrating Alignment with Prodromal Cognitive Aging Trajectories in Precision Medicine Patient Population Phase IIb/III Trial – for Early Alzheimer’s Disease Patients’ and ‘Advancing Alzheimer’s Disease Care: Convenience for Both Patients and Families with Oral Blarcamesine’ featuring blarcamesine’.

Financial Highlights:

●	Cash and cash equivalents of $131.7 million at December 31, 2025 compared to $102.6 million at September 30, 2025. The Company anticipates at its current cash utilization rate, an approximate cash runway of more than 3 years.

●	Research and development expenses for the quarter of $4.7 million compared to $10.4 million for the comparable quarter of fiscal 2025.

●	General and administrative expenses for the quarter of $2.1 million compared to $3.1 million for the comparable quarter of fiscal 2025.

●	Net loss for the quarter of $5.7 million, or $0.06 per share, compared to a net loss of $12.1 million, or $0.14 per share for the comparable fourth quarter of fiscal 2025.

The financial information for the fiscal quarter should be read in conjunction with the Company’s condensed consolidated interim financial statements, which will appear on EDGAR, www.sec.gov.

Webcast / Conference Call Information:

The live webcast of the conference call will be available on Anavex’s website at www.anavex.com.

The conference call can be also accessed by dialing 1 929 205 6099 for participants in the U.S. using the Meeting ID# 844 4149 6344 and reference passcode 789539. A replay of the conference call will be available on Anavex’s website for up to 30 days.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (Nasdaq: AVXL) is a publicly traded biopharmaceutical company dedicated to the development of novel therapeutics for the treatment of neurodegenerative, neurodevelopmental, and neuropsychiatric disorders, including Alzheimer’s disease, Parkinson’s disease, schizophrenia, Rett syndrome, and other central nervous system (CNS) diseases, pain, and various types of cancer. Anavex’s lead drug candidate, ANAVEX®2-73 (blarcamesine), has successfully completed a Phase 2a and a Phase 2b/3 clinical trial for Alzheimer’s disease, a Phase 2 proof-of-concept study in Parkinson’s disease dementia, and both a Phase 2 and a Phase 3 study in adult patients and one Phase 2/3 study in pediatric patients with Rett syndrome. ANAVEX®2-73 is an orally available drug candidate designed to restore cellular homeostasis by targeting SIGMAR1 and muscarinic receptors. Preclinical studies demonstrated its potential to halt and/or reverse the course of Alzheimer’s disease. ANAVEX®2-73 also exhibited anticonvulsant, anti-amnesic, neuroprotective, and anti-depressant properties in animal models, indicating its potential to treat additional CNS disorders, including epilepsy. The Michael J. Fox Foundation for Parkinson’s Research previously awarded Anavex a research grant, which fully funded a preclinical study to develop ANAVEX®2-73 for the treatment of Parkinson’s disease. We believe that ANAVEX®3-71, which targets SIGMAR1 and M1 muscarinic receptors, is a promising clinical stage drug candidate demonstrating disease-modifying activity against the major hallmarks of Alzheimer’s disease in transgenic (3xTg-AD) mice, including cognitive deficits, amyloid, and tau pathologies. In preclinical trials, ANAVEX®3-71 has shown beneficial effects on mitochondrial dysfunction and neuroinflammation. Further information is available at www.anavex.com. You can also connect with the Company on Twitter, Facebook, Instagram, and LinkedIn.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Anavex Life Sciences Corp.
Condensed Consolidated interim Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)

	Three months ended December 31,
	2025	2024
Operating Expenses
General and administrative	$2,126	$3,146
Research and development	4,656	10,446
Total operating expenses	6,782	13,592
Operating loss	(6,782)	(13,592)

Other income
Grant income	—	12
Research and development incentive income	33	412
Interest income, net	1,079	1,394
Foreign exchange gain (loss)	7	(337)
Total other income, net	1,119	1,481
Net loss before provision for income taxes	(5,663)	(12,111)
Income tax expense, current	(18)	—
Net loss and comprehensive loss	$(5,681)	$(12,111)

Net loss per share
Basic and diluted	$(0.06)	$(0.14)

Weighted average number of shares outstanding
Basic and diluted	89,029,458	84,805,974

Anavex Life Sciences Corp.
Condensed Consolidated Interim Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2025	September 30, 2025
Assets	(unaudited)
Current
Cash and cash equivalents	$131,749	$102,577
Incentive and tax receivables	844	809
Prepaid expenses and other current assets	396	429
Total Assets	$132,989	$103,815

Liabilities and stockholders’ equity
Current Liabilities
Accounts payable	$2,639	$4,249
Accrued liabilities	2,927	3,892
Deferred grant income	805	805
Total Liabilities	6,371	8,946
Capital Stock	93	87
Additional paid-in capital	514,654	477,230
Accumulated deficit	(388,129)	(382,448)
Total Stockholders’ Equity	126,618	94,869
Total Liabilities and Stockholders’ Equity	$132,989	$103,815

For Further Information:

Anavex Life Sciences Corp.

Research & Business Development

Toll-free: 1-844-689-3939

Email: info@anavex.com

Investors:

Andrew J. Barwicki

Investor Relations

Tel: 516-662-9461

Email: andrew@barwicki.com